Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2006 included in the Registration Statement on Form SB-2 and related Prospectus of Upstream Biosciences Inc. for the registration of up to 4,745,002 shares of its common stock.

/s/“Cinnamon Jang Willoughby & Company”

Chartered Accountants

October 1, 2007
Burnaby, Canada

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2. Telephone: +1 604 435 4317. Fax: +1 604 435 4319.
HLB Cinnamon Jang Willoughby & Company is a member of International. A world-wide organziation of accounting firms and business advisors.